Exhibit 10.11

FINDER’S FEE AGREEMENT

This Agreement is made this 31st day of August, 2009

By and Between:

Quadra Projects Inc. a body corporate incorporated in Nevada having its registered office at #200-245 East Liberty Street Reno, Nevada, USA 89501

(hereinafter referred to as “QUADRA” )

OF THE FIRST PART,

AND

Magnum Group International Inc., a body corporate incorporated in Belize, having an office at No.5 New Road, P.O. Box 388, Belize City, Belize.

(hereinafter referred to as the “ FINDER” )

OF THE SECOND PART.

A.	AND WHEREAS the FINDER has sourced a leading edge, patented pyrolysis Energy Conversion and Waste Disposal System ( the “System ” ) , which is a non polluting energy conversion and waste disposal system designed to convert organic waste to fuel and valuable by-products such as fuel oil, activated carbon, fertilizer, producing no air pollution or ash to be land filled. It is designed to answer the global challenge of waste management of MSW (Municipal Solid Waste), which includes petrochemical compounds such as plastic waste, green waste, coal and tires while providing high recycled-content products and usable forms of power.

B.	AND WHEREAS through the FINDER, the Inventor of the System has assigned and transferred all his right, title and interest in the Invention and the said Energy Conversion and Waste Disposal Systems technology, by a Technology Purchase Agreement dated the 1st day of April 2009, to Quadra Marketing Corp., which on April 30, 2009, assigned the following patent issued in Taiwan bearing Patent Number 285138 and the patent applications pending in the United States Patent and Trade Mark Office as file numbers US-2007-0231037-A1 and US-2007-0231224-A1 and the Patent Office in the Republic of China as file Numbers 200610066757.9 and 200610072434.8, to QUADRA ENERGY SYSTEMS INC., a wholly owned subsidiary of QUADRA.

C.	WHEREAS the FINDER has worldwide contacts with companies, firms and individuals that are interested in becoming final consumers, distributors, or participate in joint ventures with QUADRA or any of QUADRA’s related subsidiaries and joint venture partners, for QUADRA’s unique QES2000 UNITS and SYSTEMS and ancillary equipment, and enhancements thereafter, and may become financial supporters, investors or shareholders in QUADRA.

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D.	WHEREAS the FINDER hereby agrees to source, screen, and negotiate on behalf of QUADRA, for qualified individuals and entities either as direct customers, distributors, joint venture partners for QUADRA’s products ( see above ), and/or investors in QUADRA.

E.	WHEREAS QUADRA desires to engage FINDER to provide the all inclusive services on an exclusive basis, and the FINDER agrees to provide such services to QUADRA.

F.	WHEREAS QUADRA at its own discretion may negotiate directly with the contacts provided by the FINDER, but this should in no way conflict with the understanding, terms and conditions and spirit of this Agreement.

G.	This FINDER’S FEE AGREEMENT supersedes the Finder’s Fee Agreement, dated the 5th of January, 2009, and the Addendum To That Certain Finder’s Fee Agreement, dated the 13th of April, 2009, entered into between QUADRA and the FINDER.

NOW THEREFORE, in consideration of the mutual covenants herein contained, it is agreed between the parties as follows :

1	FEE

1.0	QUADRA agrees to pay the FINDER, a sum of $150,000 on or before December 31, 2009, and a Finder’s Fee equivalent to Ten Per Cent (10%) of all the gross proceeds received by QUADRA and its subsidiaries, either partially or wholly owned, resulting from direct sales, joint ventures and/or from plants operated by QUADRA and/or its subsidiaries, for the QES2000 UNITS and SYSTEMS, and ancillary equipment, and enhancements thereafter of the QES UNITS and SYSTEMS.

1.1	QUADRA agrees to pay the FINDER, a Finder’s Fee of 5% of the gross proceeds received by QUADRA, from investors acquiring private placements in the common stock of QUADRA, or investments directly into QUADRA.

1.2	At the request of QUADRA, the FINDER shall provide all referrals to QUADRA and shall provide them exclusively. This arrangement shall remain in effect during the course of the Agreement between QUADRA and in the event of cancellation of the said Agreement between QUADRA and the FINDER, the subject arrangement shall remain in effect until one year after the effective date of cancellation, unless specifically agreed otherwise.

2	PAYMENT

2.1	For gross sales incurred for a particular month, QUADRA agrees to pay the Finder’s Fee on or before the close of the next month. Any discrepancies and adjustments are to be settled one month after the quarterly and yearly financial statements are issued.

2.2	For gross proceeds received by QUADRA from investments in QUADRA or investments in private placements of the common stock of QUADRA, QUADRA agrees to disclose to the FINDER the financial terms related to such investments and private placements.
The Finder’s Fee for such investments and private placements shall be payable 15 days after receipt of such investments and/or private placements.

2.3	Finder’s Fees unpaid after 30 days will attract interest of 1% per month (calculated annually at 12%).

3	TERMS

3.1	This Finder’s Fee Agreement may be cancelled at any time with the written consent of both the parties.

3.2	This Agreement shall continue in force for twenty (20) years. No cancellation of this agreement shall prejudice fees already earned by or pending to the FINDER.

4	GENERAL

4.1	This document constitutes the entire agreement between QUADRA and the FINDER and nothing else is implied or promised. It is binding on the respective heirs, executors, administrators, successors and assigns of the parties hereto.

4.2	All notices required to be sent by one Party to the other Party shall be deemed received if delivered personally to an Officer of the other party or by notice sent by prepaid registered mail to the address of the other Party set out herein.

5	REPRESENTATION OF FINDER

5.1	The Finder agrees:

(a) Not to represent or otherwise lead customers, distributors, investors or joint venture participants to believe that the FINDER, its employees, officers or agents have the power or authority to bind QUADRA to any agreement.

(b) To at all times honestly, fairly, accurately, and in good faith, portray QUADRA to the customers, distributors, investors or joint venture participants and to follow all reasonable instructions, directions, and policies of QUADRA from time to time.

6	NON-CIRCUMVENTION AND NON-DISCLOSURE

6.1	The Parties agree to abide by the following rules of non-circumvention and non- disclosure for a period of twenty (20) years from the effective date hereof. This covenant and agreement shall survive termination of the Agreement for any reason whatsoever.

6.2	The Parties shall maintain complete confidentially regarding this Agreement and all transactions occurring hereunder, each other’s business, QUADRA’s business and marketing plans, QUADRA’s parts or equipment suppliers, sub-contractors, financiers or consultants, each other business sources including names of customers, distributors, investors, joint venture participants, their identities, identifying telephone, telex, facsimile numbers, email addresses or any other means of access thereto, bank information, codes or references and/or information advised by one party to the other and affiliates and each other’s proprietary knowledge and will disclose such information only pursuant to the express written permission of the Party who made such information available and to those persons or investors or joint venture participants or their consultants or professional advisors who have a need to know so as to ascertain the viability of the investment in QUADRA.

6.3	This agreement applies to all future dealings and transactions, extensions, renewals, re- negotiations, parallel contracts/agreements, third party assignments or other transactions between any party or parties within the chain of contacts or introductions in the procurement of acquisitions, or sales or beneficial contracts to or for the advantage of QUADRA.

7	WARRANTY

7.1	Each party represents, warrants and covenants that all information furnished by each Party to the other Party is or will be true, complete, correct and accurate to the best of said Party’s knowledge and belief, provided however the Finder cannot warrant the accuracy of any information provided by a customer, distributor, an investor or joint venture participant to QUADRA.

8	ENDORSEMENTS

8.1	A copy of this Agreement, or any other document(s) executed and/or signed by any of the Parties hereto and sent to the other Party by facsimile transmission carries the full force and effect as if it were the hand delivered original.

8.2	This Agreement has been executed by the parties hereto, in two identical copies.

Executed on the 31st day of August, 2009

QUADRA PROJECTS INC.	MAGNUM GROUP INTERNATIONAL INC.

Per:	Per:

President	President